                                                            UNITED STATES
                                   SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, D.C. 20549

                                                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                                                                 Commission File Number             2-55860
                                                         Ace Hardware Corporation
                                               (Exact name of registrant as specified in its charter)
                      2200 Kensington Court, Oak Brook, IL  60523       -       (630) 990-6600
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                                       Class A Stock; Class C Stock
                                               (Title of each class of securities covered by this Form)
                                                                         None
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)                                                              Rule 12h-3(b)(1)(i)          X
Rule 12g-4(a)(1)(ii)                                                             Rule 12h-3(b)(1)(ii)
Rule 12g-4(a)(2)(i)                                                              Rule 12h-3(b)(2)(i)
Rule 12g-4(a)(2)(ii)                                                             Rule 12h-3(b)(2)(ii)
Rule 15d-6

    Approximate number of holders of record as of the certification or notice date:                 None

    Pursuant to the requirements of the Securities Exchange Act of 1934 Ace Hardware Corporation has
caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:              March 28, 2003                                          By:                     RITA D. KAHLE
                                                                                                                       Rita D. Kahle
                                                                                                              Executive Vice President